Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-136988) and Form S-3 (No. 333-141963) under the Securities Act of 1933 of Inter Parfums, Inc. of (i) our report dated March 10, 2010 on the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 and (ii) to our report dated March 10, 2010 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2009. Each report appears in the December 31, 2009 Annual Report on Form 10-K of Inter Parfums, Inc.

Mazars LLP

New York, New York

March 10, 2010